Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 8, 2007, with respect to the consolidated balance sheet of NCO Group, Inc. (formerly known as Collect Holdings, Inc.) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period July 13, 2006 (date of inception) to December 31, 2006 (Successor Period) and with respect to the consolidated balance sheet of NCO Group, Inc. (as predecessor to Collect Holdings, Inc.) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004 and for the period from January 1, 2006 to November 15, 2006 (collectively the Predecessor Period) in Amendment No. 1 to the Registration Statement (Form S-1) No. 333-144068 and related Prospectus of NCO Group, Inc. for the registration of $165,000,000 of Floating Rate Senior Notes due 2013 and the registration of $200,000,000 of 11.875% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

July 11, 2007

Philadelphia, Pennsylvania